Exhibit 99.1

    InterDigital Announces Strong Second Quarter Financial Results
                     and Share Repurchase Program

 Profitable Performance Driven by Growth in Patent Licensing Revenues

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Aug. 13, 2003--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced revenues of $25.8 million and net income of $3.1 million, or $0.05 per share (diluted), for its second quarter ended June 30, 2003. InterDigital's cash and short-term investment position grew to $127.9 million at June 30, 2003, up $40.4 million over year-end 2002. The Company's cash position was further strengthened early in third quarter 2003 by the receipt of approximately $24.0 million of initial payments associated with new or renewed patent license agreements with Sharp Corporation of Japan (Sharp), Sony Ericsson, Research in Motion (RIM), and Nakayo Telecommunications, Inc.
    InterDigital's Board of Directors also approved the repurchase of up to two million shares of the Company's outstanding common stock, reflecting its confidence in the Company's future. The shares may be repurchased from time to time through open-market purchases or prearranged plans. The amount and timing of purchases will be based on a variety of factors, including potential stock acquisition price, cash requirements and other market and economic factors.
    Revenues in second quarter 2003 of $25.8 million increased $0.6 million, or 3%, over second quarter 2002 revenues of $25.2 million. Recurring royalty revenue of $25.6 million in second quarter 2003, increased 54% compared to $16.6 million in second quarter 2002, aided by royalties of $4.8 million related to 2003 patent license agreements with Ericsson and Sony Ericsson, and increases in aggregate royalties of $2.9 million from NEC Corporation of Japan (NEC) and Sharp. This includes $2.3 million from a true up of NEC's projected versus actual royalties for first quarter 2003. Second quarter 2002 revenue included the recognition of $6.9 million of deferred royalty revenue (related to a non-refundable prepayment) associated with the discontinuation of sales of covered products by Kyocera and $1.6 million of specialized engineering services revenue associated with Wideband Time Division Duplex (WTDD) technology development work for Nokia Corporation (Nokia).
    The Company reported net income of $3.1 million, or $0.05 per share (diluted), for second quarter 2003, compared to net income of $2.4, or $0.04 per share (diluted) in second quarter 2002. Operating expenses increased a modest 1% over second quarter 2002 to $20.9 million, as higher directors' and officers' liability insurance premiums, and patent administration and licensing costs were largely offset by decreases in development and sales and marketing expenses, reflecting the influence of both focused cost management and the timing of sales and marketing activities in 2003. Tax expense decreased in second quarter 2003 due to a reduced level of royalties upon which InterDigital is required to pay non-U.S. withholding taxes.
    For first half 2003, revenues were $63.1 million, an increase of 37% versus revenues of $46.1 million in first half 2002. The Company reported net income of $29.8 million for first half 2003, or $0.49 per share (diluted), compared to net income of $2.5 million, or $0.04 per share (diluted) in first half 2002. Absent non-recurring revenue items associated with the discontinuation of sales of covered products by Kyocera in 2002 and past infringement related to new patent license agreements in first half 2002 and 2003, adjusted first half 2003 revenue of $42.7 million would have increased 36% over comparable first half 2002 revenue of $31.3 million. As expected, no specialized engineering services revenue associated with WTDD technology development work for Nokia was recognized in the first half 2003, resulting in a decrease of $3.6 million in specialized engineering service revenue versus first half 2002.
    "Our strong performance in second quarter 2003 is a reflection of the continuing momentum of our patent licensing program and sales success of our licensees," said Howard Goldberg, President and Chief Executive Officer. "Since mid-March 2003, we have signed new patent license agreements with Ericsson and Sony Ericsson and extended a prior agreement with Sharp. These three licensees, along with NEC, made significant contributions to both second quarter 2003 revenue and to the expansion of our recurring royalty revenue base. Over the last ten quarters, our recurring royalty base has grown at a compounded annual growth rate of slightly over 50%.
    "The significant growth in our cash balance and recurring royalty base provides additional resources with which to pursue attractive growth opportunities for the Company. Leveraging our financial strength, we recently acquired substantially all the assets of Tantivy Communications, Inc., creating a new and highly specialized design center in Melbourne, Florida. Our ample resources also have enabled us to broaden our advanced wireless technology and product development efforts beyond TDD and FDD. At the same time, we continue to calibrate our advanced wireless product development efforts to best align with the emergence and timing of very fluid 2.5G and 3G wireless markets.
    "Finally, we continue to apply key internal and external resources toward addressing the resolution of 2G and 2.5G patent licensing negotiations and arbitration with Nokia. We remain both confident in and very committed to our position in the Nokia and Samsung matters," concluded Mr. Goldberg.
    Rich Fagan, Chief Financial Officer, commented, "We're obviously very pleased with our strong financial performance in second quarter 2003 and are optimistic that we'll continue to benefit from solid performances of our key licensees in second half 2003. We also expect to expand our licensee base over the next twelve months with new agreements. We intend to complete the WTDD technology development program as planned, but will delay investment in field trial demonstration products until 3G market demands warrant such investment. Nonetheless, we anticipate that our operating expenses and capital expenditures in second half 2003 will increase slightly as we examine and invest in growth and expansion opportunities, and other strategic corporate initiatives."

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation. All other trademarks are the property of their respective owners.

    This press release contains forward-looking statements regarding, among other things, our current beliefs, plans, and expectations as to
(i) our ability to expand our licensee base and recurring royalty revenue base, (ii) completing our WTDD technology development program and field trial demonstration products, and the timing thereof, (iii) resolution of royalty issues with Nokia and Samsung, (iv) future performance of our licensees, (v) our technology and product development efforts, (vi) our stock repurchase program, and (vii) our revenues, capital expenditures, and operating expenses. Words such as "expect", "anticipate", "future", "optimistic", "intend" or similar expressions are intended to identify such forward-looking statements.
    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in forward-looking statements due to a variety of factors in addition to those specifically identified above including, but not limited to: (i) any disputes, and the length and resolution of any disputes, as to the applicability of the terms of the Ericsson and Sony Ericsson licensing agreements to the royalty obligations of Nokia and Samsung under their licensing agreements; (ii) the review, negotiation and dispute resolution processes permitted under Nokia's and Samsung's license agreements and the results therefrom; (iii) our ability to enter into additional license agreements; (iv) a failure by any licensee to realize our and market projections for sales of covered products; (v) unanticipated development costs and technical, financial or other difficulties or delays related to the development of our technologies and products, and market acceptance of our technologies and products;
(vi) the market share and the performance of our licensees in selling their products, and our ability to adequately prosecute, enforce and protect our patents and other intellectual property rights; (vii) the potential acquisition price, our cash requirements, and other market and economic factors, relating to the share repurchase program; and
(viii) other factors listed in the Company's most recently filed Form 10-K and Form 10-Q. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.



             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
             --------------------------------------------
                    For the Periods Ended June 30
             (Dollars in thousands except per share data)
                             (unaudited)


                             For the Three Months  For the Six Months
                                    Ended                Ended
                                   June 30,             June 30,
                             -----------------------------------------
                                  2003      2002       2003      2002
                             -----------------------------------------

REVENUES:                     $ 25,777  $ 25,149   $ 63,101  $ 46,098
                             ---------  --------- ---------  ---------

OPERATING EXPENSES:

  Sales and marketing              933     1,282      2,143     2,372
  General and administrative     4,621     4,069      8,738     7,763
  Patents administration and
   licensing                     3,936     3,465      7,075     6,320
  Development                   11,413    11,816     22,801    23,631
                             ---------  --------- ---------  ---------
                                20,903    20,632     40,757    40,086
                             ---------  --------- ---------  ---------

  Income from operations         4,874     4,517     22,344     6,012

OTHER INCOME                         -         -     10,580         -
NET INTEREST INCOME                474       555        893     1,055
                             ---------  --------- ---------  ---------

  Income before income taxes     5,348     5,072     33,817     7,067

INCOME TAX PROVISION            (2,190)   (2,594)    (3,932)   (4,539)
                             ---------  --------- ---------  ---------

  Net income                     3,158     2,478     29,885     2,528

PREFERRED STOCK DIVIDENDS          (33)      (34)       (67)      (68)
                             ---------  --------- ---------  ---------

NET INCOME APPLICABLE TO
 COMMON
  SHAREHOLDERS                 $ 3,125   $ 2,444   $ 29,818   $ 2,460
                             =========  ========= =========  =========

NET INCOME PER COMMON SHARE -
 BASIC                           $0.06     $0.04      $0.54     $0.05
                             =========  ========= =========  =========

WEIGHTED AVERAGE NUMBER OF
 COMMON
  SHARES OUTSTANDING - BASIC    55,895    54,358     55,253    54,163
                             =========  ========= =========  =========

NET INCOME PER COMMON SHARE -
 DILUTED                         $0.05     $0.04      $0.49     $0.04
                             =========  ========= =========  =========

WEIGHTED AVERAGE NUMBER OF
 COMMON
  SHARES OUTSTANDING -
   DILUTED                      61,293    57,535     60,239    57,207
                             =========  ========= =========  =========


                          SUMMARY CASH FLOW
                          -----------------
                    For the Periods Ended June 30
                        (Dollars in thousands)
                             (unaudited)

                             For the Three Months  For the Six Months
                                     Ended                Ended
                                   June 30,             June 30,
                             -------------------- --------------------
                                 2003      2002       2003      2002
                             -------------------- --------------------

Net income before pref. stock
 dividends                      $3,158    $2,478    $29,885    $2,528
Depreciation & amortization      2,650     2,875      5,254     5,559
Increase in deferred revenue    22,252    13,250     54,488    59,250
Deferred revenue recognized    (17,408)  (15,839)   (28,372)  (28,706)
Decrease (increase) in
 operating working
   capital, deferred charges
    and other                   17,438    16,946    (32,276)  (28,809)
Capital spending & patent
 additions                      (3,120)   (2,666)    (4,769)   (5,159)
                             ----------  -------- ----------  --------
   CASH FLOW BEFORE FINANCING
   ACTIVITIES                   24,970    17,044     24,210     4,663


Debt decrease & preferred
 dividends                         (88)     (145)      (135)     (249)
Net stock issued                 8,455     2,562     16,278     3,260
                             ----------  -------- ----------  --------
   NET INCREASE IN CASH
   AND SHORT-TERM INVESTMENTS $ 33,337  $ 19,461   $ 40,353   $ 7,674
                             =========  ========= =========  =========


                       CONDENSED BALANCE SHEETS
                       ------------------------
                        (Dollars in thousands)
                             (unaudited)

                                                June 30,  December 31,
                                                   2003       2002
                                                --------- ------------
Assets
------
Cash & short-term investments                   $127,919      $87,566
Accounts receivable                               84,459       53,486
Other current assets                               6,481        7,627
Property & equipment (net)                        12,224       14,091
Patents (net) & other non-current assets          31,102       28,408
                                                --------- ------------
TOTAL ASSETS                                    $262,185     $191,178
                                                ========= ============
Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt                   $196         $189
Accounts payable & accrued liabilities            11,454       14,124
Foreign & domestic taxes payable                   5,063        5,434
Deferred revenue                                 116,786       90,670
Long-term debt & long-term liabilities             3,490        1,970
                                                --------- ------------
TOTAL LIABILITIES                                136,989      112,387

SHAREHOLDERS' EQUITY                             125,196       78,791
                                                --------- ------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY        $262,185     $191,178
                                                ========= ============


    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein
             dawn.goldstein@interdigital.com
              or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com